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                                                                    EXHIBIT 99.2

             STERLING COMMERCE ACQUIRES INTERNATIONAL ELECTRONIC
                     COMMERCE SALES AND SUPPORT OPERATIONS
                            FROM STERLING SOFTWARE


EXPANDS STERLING COMMERCE'S INTERNATIONAL INFRASTRUCTURE AND ESTABLISHES DIRECT
    SALES CHANNEL IN 16 COUNTRIES; ALLOWS STERLING SOFTWARE TO FOCUS ON CORE
     BUSINESSES INTERNATIONALLY AND TEXAS INSTRUMENTS SOFTWARE INTEGRATION

     DALLAS -- July 1, 1997 -- Sterling Commerce, Inc. (NYSE:SE) and Sterling Software, Inc. (NYSE:SSW) today announced they have terminated their international marketing arrangement and Sterling Commerce is acquiring the current Sterling Software international operations dedicated to selling and supporting the GENTRAN and CONNECT products.

     Sterling Software, which completed the spin-off of Sterling Commerce in September 1996, had been operating under a three-year exclusive marketing and services agreement with Sterling Commerce to sell, market and provide first-level support of GENTRAN and CONNECT products sold in markets outside of the U.S. and Canada. With the accelerated termination of this agreement, approximately 160 Sterling Software employees in Europe, Asia Pacific and Latin America are expected to join Sterling Commerce. In addition, Sterling Commerce is acquiring certain assets, including accounts receivable, and assuming certain liabilities, related to the business.

     "In addition to announcing the early termination of our international marketing relationship with Sterling Commerce, Sterling Software today completed its acquisition of Texas Instruments Software, a leading provider of enterprise-level applications development software with a substantial international presence," said Sterling L. Williams, president and CEO of Sterling Software. "The termination of the international marketing agreement, which was already set to expire in March of 1999, will free Sterling Software to fully dedicate its international resources to its core applications management and systems management markets."

     Mr. Williams commented that Sterling Software continues to have a major global presence, with more than one-third of its worldwide revenue derived from international sources. Its international operations now include over 700 employees in direct sales and marketing offices in 22 countries and distributors and agents in an additional 31 countries.

     This acquisition of its international sales channel is the latest in a series of strategic moves by Sterling Commerce to expand its global presence to better leverage the rapidly expanding international electronic commerce market. In March, the company acquired Comfirst SA, a privately-owned French vendor of automated data transfer software. The company is also continuing to actively seek additional business opportunities in emerging international markets.
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     "Clearly there are tremendous international growth opportunities for electronic commerce solutions, and the acquisition of our international sales channel is a key part of Sterling Commerce's blueprint for expanding its EC leadership into the global marketplace," said Warner C. Blow, president and CEO of Sterling Commerce. "By transitioning our largest distributor operation to a direct sales channel, we are accelerating our timetable for strategic international expansion. For our customers, this re-alignment will be seamless -- Sterling Commerce will continue to be the best single source for business-to-business electronic commerce solutions, support, consulting and deployment."

     With direct sales, marketing and support operations in 16 countries, located in Europe, Asia Pacific and Latin America, and distributors in 39 other countries, Sterling Commerce is uniquely positioned to meet the international business requirements of local customers, as well as large, multi-national customers deploying electronic commerce solutions across worldwide operations. Sterling Commerce products adhere to all major international standards.

     Sterling Software is a leading provider of software and services for the applications management, systems management and federal systems markets. Sterling Software, with its headquarters in Dallas, has a worldwide installed base of more than 20,000 customer sites and has 3,300 employees in 85 offices worldwide. For more information on Sterling Software, visit the company's website at http://www.sterling.com.

     Sterling Commerce, with executive offices in Dallas, Texas, is a leading global provider of electronic commerce software products and services that enable businesses to engage in business-to-business electronic communications and transactions. Sterling Commerce has been providing electronic commerce solutions for over 20 years and has more than 30,000 customers worldwide and
1,700 employees.   For more information on Sterling Commerce and this
announcement, visit us at http://www.stercomm.com.

                                    # # # #

FOR INVESTOR/FINANCIAL INQUIRIES CONTACT:
Dawn Wheeler                                  Julie Kupp
Vice President, Investor Relations            Vice President, Investor Relations
Sterling Commerce, Inc.                       Sterling Software, Inc.
(614)793-7019                                 (214) 981-1000

FOR MEDIA INQUIRIES CONTACT:
Tim Hurley/Dana Lieske
Copithorne & Bellows
(617) 450-4300